Exhibit 99.1

PEABODY ENERGY News Release

CONTACT:
Vic Svec
(314) 342-7768
FOR IMMEDIATE RELEASE
Jan. 29, 2013

PEABODY ENERGY ANNOUNCES RESULTS
FOR THE YEAR ENDED DECEMBER 31, 2012

•	Peabody delivers record 2012 safety results, revenues, Adjusted U.S. EBITDA and Australian sales volume

•	2012 revenues of $8.1 billion lead to Adjusted EBITDA of $1.84 billion

•	Diluted Loss Per Share from Continuing Operations totals ($1.80), including $3.88 per share of asset impairments, mine closure costs and tax charges

•	Operating cash flows of $1.52 billion enable 2012 debt repayment of $416 million and ending cash position of $559 million

•	Targeting 2013 capital expenditures of $450 to $550 million, approximately 50% below 2012 levels

ST. LOUIS, Jan 29 - Peabody Energy (NYSE: BTU) today reported record full year 2012 revenues of $8.08 billion, leading to Adjusted EBITDA of $1.84 billion. The company achieved notable accomplishments in 2012, including record Adjusted EBITDA from U.S. mining operations and the highest Australia volumes to date.
“Peabody generated solid 2012 operating performance, as record U.S. margins, rising Australian volumes and aggressive cost containment helped offset the significant impact of lower seaborne coal pricing,” said Peabody Energy Chairman and Chief Executive Officer Gregory H. Boyce. “Our results and forward targets reflect the continued challenging market conditions we have seen. We enter 2013 with a highly contracted U.S. portfolio and growing Australian volumes as we position the company to benefit when markets recover.”
2012 Loss from Continuing Operations totaled ($470.9 million), or ($1.80) per diluted share. Results include charges of $3.88 per share in after-tax asset impairment and mine closure costs, tax charges that primarily relate to valuation allowances against income tax assets, and remeasurement expense on foreign tax accounts.

RESULTS FROM PEABODY CONTINUING OPERATIONS
2012 revenues increased 2 percent to a record $8.08 billion, driven by increased Australian volume and higher realized pricing in the United States. Sales volumes were in line
______________________________________________________
Peabody has modified its definitions of Adjusted EBITDA, Adjusted (Loss) Income from Continuing Operations and Adjusted Diluted EPS, and the definitions are available at the end of the release.

with the prior year at 248.5 million tons as higher Australian shipments offset a reduction in U.S. volumes.
Australian revenues rose 14 percent, led by a 30 percent increase in shipments that partly offset weaker market pricing. Australia sales totaled 33.0 million tons, including 14.1 million tons of metallurgical coal and 12.2 million tons of seaborne thermal coal. Volumes benefitted from expanded production at the Wilpinjong and Millennium mines and a full year of output at the acquired Peabody Energy Australia PCI operations. U.S. revenues increased 1 percent as higher realized prices more than offset a decline of 10 million tons due to lower customer demand.
2012 Adjusted EBITDA totaled $1.84 billion compared with $2.12 billion in 2011. U.S. Mining Adjusted EBITDA rose 8 percent to $1.26 billion, driven by expanded margins in the Midwestern and Western regions on higher realized pricing and cost containment in the face of lower volumes. Australian Mining Adjusted EBITDA of $938.9 million was impacted by $430 million related to lower pricing, partly offset by higher production. Peabody's focus on cost control allowed the company to hold 2012 operating costs per ton increases to 4 percent in the United States and Australia. Trading and Brokerage Adjusted EBITDA totaled $119.7 million compared with $197.0 million in the prior year. Results were impacted by lower margins on export volumes and reduced mark-to-market earnings.
Peabody recorded pre-tax asset impairment charges totaling $884.0 million related to certain Australian operations and other non-core assets. The company also recorded $45.0 million in charges associated with the previously announced closure of the Willow Lake Mine in the United States. Adjusted Income from Continuing Operations excludes these charges, totaling $2.61 per share after tax, but includes tax charges totaling $335.1 million, or $1.24 per share, which primarily reflect valuation allowances for the estimated realization of net operating loss carryforwards in Australia.

Summary of Adjusted Diluted EPS (Unaudited)

	Quarter Ended		Year Ended
	Dec.	Dec.	Dec.	Dec.
	2012	2011	2012	2011

Diluted EPS - (Loss) Income from Continuing Operations (1)(2)	$(3.73)	$0.92	$(1.80)	$3.77
Asset Impairment and Mine Closure Costs, Net of Income Taxes	2.61	—	2.61	—
Remeasurement Expense Related to Foreign Income Tax Accounts	—	0.06	0.03	—
Adjusted Diluted EPS - (Loss) Income from Continuing Operations (1)(3)	$(1.12)	$0.98	$0.84	$3.77

(1)	Includes $1.48 per share and $1.24 per share for the quarter and year ended December 31, 2012, respectively, of income tax expense primarily related to valuation allowance adjustments.

(2)	Reflects (loss) income from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

(3)	Represents non-GAAP financial measures defined at the end of this release and illustrated in the Reconciliation of Non-GAAP Financial Measures tables after this release.

“Asset values across several commodities have recently been impacted by significant price declines. Global metallurgical coal prices, for instance, have fallen 50 percent below the highs set in 2011. We continue to see signs that the coal markets are recovering, though this improvement comes off a lower base,” said Executive Vice President and Chief Financial Officer Michael C. Crews. “These price declines factored into our impairment review and required Peabody to adjust the value of certain assets, which resulted in these non-cash charges. The charges related to our Australia platform represent less than 10 percent of our total investments in the region in the past decade, while the portion related to our 2011 acquisition represents approximately 7 percent of the purchase price.”
The company delivered operating cash flows of $1.52 billion, which led to debt repayment of $415.8 million during the year and an ending cash balance of $558.8 million.
Peabody also reported record worldwide safety results in 2012, setting a new low mark of 1.82 incidents per 200,000 hours worked, a 9 percent improvement from 2011 levels. Peabody received more than 35 awards for safety, land restoration, mine recognition, community involvement and corporate excellence.

GLOBAL COAL MARKETS AND PEABODY'S POSITION
“Global coal markets remained challenged in 2012, with strong increases in seaborne thermal demand but a weak global pricing environment and significant declines in U.S. coal use,” said Boyce. “Turning to 2013, recent data suggests that China's economic growth is again accelerating, and we have seen some rebound in global coal prices, while European and U.S. economies are likely to remain sluggish. In the U.S. we expect a 40 to 60 million ton increase in coal demand based on natural gas prices that continue to support gas-to-coal switching.”
Within global markets, there are indicators that markets have troughed and are starting to recover:

•
The first quarter metallurgical coal price benchmark ended 2012 approximately 30 percent below prior-year levels. However, seaborne spot metallurgical prices have risen 15 to 20 percent off the lows seen in the late third quarter of 2012 as China steel production surged 9 percent in the fourth quarter;

•
While Newcastle thermal coal pricing ended the year 16 percent lower than 2011, prices have increased 10 to 15 percent from September levels, led by increased coal generation in a number of major coal importing nations;

•
China finished 2012 with a record 35 million tonnes of coal imports in December. China's 2012 imports set an all-time high of 289 million tonnes, up 30 percent, or 66 million tonnes, over the prior year. China is experiencing the coldest winter in nearly 30 years, which has increased electricity generation and reduced stockpiles to 19 days of use from a peak of 31 days in October. China's fourth quarter GDP growth accelerated to nearly 8 percent and recent manufacturing indicators reached a two-year high;

•
India's coal-fueled generation rose 13 percent in 2012, driving a 23 percent increase in thermal coal imports to a record 108 million tonnes. Coal stockpiles remain at a critically low eight days of use;

•	Japan's thermal coal imports increased 9 percent through November based on increasing market share for coal and a rebound in demand from tsunami-impacted 2011 levels;

•	Europe continued to move back to coal in 2012, with coal-fueled generation increasing an estimated 16 percent in response to high-cost natural gas and reduced nuclear power; and

•
Global production curtailments continued in the fourth quarter, with metallurgical and thermal coal suppliers announcing the closing or idling of high-cost mines. Cutbacks were announced in Indonesia, Australia and the United States.

The World Steel Association forecasts a 3 percent increase in 2013 global steel production, which is expected to drive growth in seaborne metallurgical coal demand. Projected increases in 2013 Australian metallurgical coal supply are expected to be more than offset by a decline in U.S. exports. The company expects a 2013 rise in global seaborne thermal coal demand of more than 40 million tonnes, with increased supplies sourced from Australia and Indonesia.
Longer term, Peabody expects a 200 million ton increase in global metallurgical coal demand for steel production over the next five years. Peabody projects that nearly 450 gigawatts of coal-fueled generation will be installed over the next five years, requiring more than 1.6 billion tonnes of coal demand at full capacity.
Regarding Peabody's Australian platform, the company is settling the majority of its first quarter metallurgical coal contracts in line with benchmarks of $165 per tonne for high quality hard coking coal and $124 per tonne for low-vol PCI. The company is targeting 2013 metallurgical coal sales of 15 to 16 million tons and seaborne thermal coal sales of 11 to 12 million tons. Peabody is targeting total 2013 Australia sales of 33 to 36 million tons.

U.S. COAL MARKETS AND PEABODY'S POSITION
U.S. coal demand rebounded sharply in the second half of 2012, while total coal use for electricity generation declined an estimated 105 million tons for the full year. Coal-fueled generation declined 13 percent in 2012, recovering losses from the 20 percent decline in the first half. Coal finished the year with a 38 percent share of U.S. electricity generation compared with a 29 percent natural gas market share.
U.S. coal production declined an estimated 70 million tons in 2012, led by an 18 percent decrease in Central Appalachia. Powder River Basin production declined 8 percent, while the Illinois Basin rose 11 percent. Forward Powder River Basin and Illinois Basin prices declined 16 percent and 10 percent, respectively, in 2012. Utility coal stockpiles were approximately 185 million tons at year end, up 6 percent from prior-year levels.
Turning to 2013, natural gas prices have eased from recent highs in the fourth quarter, but remain above prior-year levels, making natural gas uncompetitive with Powder River Basin coals for most U.S. electricity generation. Heating degree days for the winter season are now approximately 9 percent above the prior year.
Peabody projects 2013 U.S. coal consumption will increase 40 to 60 million tons from 2012 levels. After record industry-wide U.S. coal exports of 120 million tons in 2012, current year levels are expected to decline due to lower Appalachian met and thermal coal exports.
Peabody's projected 2013 U.S. production is 90 to 95 percent priced, with 2014 production currently 50 to 60 percent priced at comparable 2013 production levels.

CAPITAL UPDATE
Peabody remains focused on tightening capital spending, reducing costs and improving productivity across the platform. Capital targets of $450 to $550 million in 2013 are approximately half 2012 levels and will be predominantly for maintenance capital and the owner-operator conversions in Australia. Early-stage projects will continue to be deferred in 2013, with timing dependent on market conditions.
Ongoing projects in Australia include:

•
The conversion to owner-operator status at the Wilpinjong and Millennium mines, which remains on target for completion in April 2013. Upon completion, approximately 80 percent of Peabody's Australia production will be owner operated. Both mines successfully completed recent expansions and will have the full-year benefit of increased production in 2013;

•	The Metropolitan Mine modernization, which is advancing to upgrade facilities, improve productivity and lower costs; and

•	The installation of top coal caving technology and prep plant upgrades at the North Goonyella high-quality metallurgical coal mine, which are expected to be completed by the end of 2013.

OUTLOOK
Peabody is targeting first quarter 2013 Adjusted EBITDA of $200 million to $270 million and Adjusted Diluted Loss Per Share of ($0.26) to ($0.04). Targets reflect expectations of higher Australian costs related to the timing of additional overburden removal and startup costs associated with the transition to owner operator; lower realized metallurgical coal pricing; and lower U.S. sales and pricing.

For full-year 2013, Peabody is targeting:

•	Total sales of 230 to 250 million tons, including U.S. sales of 180 to 190 million tons, Australian sales of 33 to 36 million tons, and the remainder from Trading and Brokerage activities;

•	Stable 2013 costs per ton in the United States with expected U.S. revenues per ton 5 percent to 10 percent below 2012 levels;

•	Australian costs in the low $80 per ton range as cost containment actions and productivity improvements partly mitigate external cost pressures and a higher-cost metallurgical coal mix;

•	Full-year depreciation, depletion and amortization now expected to be approximately 10 percent higher than 2012 levels; and

•	Rising earnings as the year proceeds, based on expected increases in Australian volumes and pricing and improved costs per ton.

Peabody Energy is the world's largest private-sector coal company and a global leader in sustainable mining and clean coal solutions.  The company serves metallurgical and thermal coal customers in more than 25 countries on six continents. For further information, go to PeabodyEnergy.com and CoalCanDoThat.com.
-End-

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of January 29, 2013. These factors are difficult to accurately predict and may be beyond the company's control. The company does not undertake to update its forward-looking statements. Factors that could affect the company's results include, but are not limited to: global demand for coal, including the seaborne thermal and metallurgical coal markets; price volatility, particularly in higher-margin products and in the company's trading and brokerage businesses; impact of alternative energy sources, including natural gas and renewables; impact of weather and natural disasters on demand, production and transportation; reductions and/or deferrals of purchases by major customers and ability to renew sales contracts; credit and performance risks associated with customers, suppliers, contract miners, co-shippers, and trading, banks and other financial counterparties; geologic, equipment, permitting and operational risks related to mining; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; successful implementation of business strategies; negotiation of labor contracts, employee relations and workforce availability; changes in postretirement benefit and pension obligations and funding requirements; replacement and development of coal reserves; availability, access to and related cost of capital and financial markets; effects of changes in interest rates and currency exchange rates (primarily the Australian dollar); effects of acquisitions or divestitures; economic strength and political stability of countries in which the company has operations or serves customers; legislation, regulations and court decisions or other government actions, including new environmental and mine safety requirements; changes in income tax regulations or other regulatory taxes; litigation, including claims not yet asserted; and other risks detailed in the company's reports filed with the Securities and Exchange Commission (SEC).

Included in the company's release of financial information accounted for in accordance with generally accepted accounting principles (GAAP) are certain non-GAAP financial measures, as defined by SEC regulations. The company has defined below the non-GAAP financial measures that are used and has included in the following tables of this release reconciliations of these measures to the most directly comparable GAAP measures.

Beginning with this release, the company has modified the definitions of non-GAAP financial measures to also exclude the impact of asset impairment and mine closure costs. Management believes that excluding these impacts is useful in comparing the company's current results with those of prior and future periods.

Adjusted EBITDA is defined as income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expense, depreciation, depletion and amortization, asset impairment and mine closure costs and amortization of basis difference associated with equity method investments. Adjusted EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income or cash flow as determined in accordance with United States generally accepted accounting principles. Management uses Adjusted EBITDA as a key measure of operating performance and also believes it is a useful indicator of the company's ability to meet debt service and capital expenditure requirements.

Adjusted (Loss) Income from Continuing Operations and Adjusted Diluted EPS are defined as income from continuing operations and diluted earnings per share excluding asset impairment and mine closure costs, net of tax, and the impact of the remeasurement of foreign income tax accounts. Management has included these measures because, in management's opinion, excluding such impacts is useful in comparing the company's current results with those of prior and future periods. Management also believes that excluding the impact of the remeasurement of foreign income tax accounts is a better indicator of the company's ongoing effective tax rate.

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters Ended Dec. 31, 2012 and 2011 and Years Ended Dec. 31, 2012 and 2011

(Dollars in Millions, Except Per Share Data)
	Quarter Ended		Year Ended
	Dec.	Dec.	Dec.	Dec.
	2012	2011	2012	2011

Tons Sold (In Millions)	63.3	68.1	248.5	249.4

Revenues	$2,016.9	$2,229.8	$8,077.5	$7,895.9
Operating Costs and Expenses	1,543.6	1,518.9	5,932.7	5,477.6
Depreciation, Depletion and Amortization	192.7	156.7	663.4	474.3
Asset Retirement Obligation Expenses	13.7	9.3	67.0	52.6
Selling and Administrative Expenses	66.4	85.9	268.8	268.2
Acquisition Costs Related to Macarthur Coal Limited	—	76.1	—	85.2
Other Operating (Income) Loss:
Net Gain on Disposal or Exchange of Assets	(9.5)	(45.5)	(17.1)	(76.9)
Asset Impairment and Mine Closure Costs	921.3	—	929.0	—
Amortization of Basis Difference	1.6	—	4.6	—
Loss from Equity Affiliates	9.1	10.2	56.6	19.2
Operating (Loss) Profit	(722.0)	418.2	172.5	1,595.7
Interest Income	(4.8)	(7.2)	(24.5)	(18.9)
Interest Expense	97.3	79.5	405.6	238.6
(Loss) Income from Continuing Operations Before Income Taxes	(814.5)	345.9	(208.6)	1,376.0
Income Tax Provision:
Provision	402.0	108.4	481.7	364.1
Tax Benefit Related to Asset Impairment and Mine Closure Costs	(224.4)	—	(227.3)	—
Remeasurement (Benefit) Expense Related to Foreign
Income Tax Accounts	(0.8)	16.0	7.9	(0.9)
Income Tax Provision	176.8	124.4	262.3	363.2
(Loss) Income from Continuing Operations, Net of Income Taxes	(991.3)	221.5	(470.9)	1,012.8
Loss from Discontinued Operations, Net of Income Taxes	(11.5)	(27.5)	(104.2)	(66.5)
Net (Loss) Income	(1,002.8)	194.0	(575.1)	946.3
Less: Net Income (Loss) Attributable to Noncontrolling Interests	3.2	(28.4)	10.6	(11.4)
Net (Loss) Income Attributable to Common Stockholders	$(1,006.0)	$222.4	$(585.7)	$957.7

Adjusted EBITDA	$407.3	$584.2	$1,836.5	$2,122.6

Diluted EPS - (Loss) Income from Continuing Operations (1)(2)	$(3.73)	$0.92	$(1.80)	$3.77

Diluted EPS - Net (Loss) Income Attributable to Common Stockholders (1)	$(3.78)	$0.82	$(2.19)	$3.52

Adjusted Diluted EPS - (Loss) Income from Continuing Operations (1)	$(1.12)	$0.98	$0.84	$3.77

(1)
For Diluted EPS, the weighted average diluted shares outstanding were 266.3 million and 270.2 million for the quarters ended Dec. 31, 2012 and 2011, respectively, and 268.0 million and 270.3 million for the years ended Dec. 31, 2012 and 2011, respectively. For Adjusted Diluted EPS, the weighted average diluted shares outstanding were 266.3 million and 270.2 million for the quarters ended Dec. 31, 2012 and 2011, respectively and 268.6 million and 270.3 million for the years ended Dec. 31, 2012 and 2011, respectively.

(2)	Reflects (loss) income from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters Ended Dec. 31, 2012 and 2011 and Years Ended Dec. 31, 2012 and 2011
		Quarter Ended		Year Ended
		Dec. 2012	Dec. 2011	Dec. 2012	Dec. 2011

Revenue Summary (Dollars in Millions)
U.S. Mining Operations		$1,089.4	$1,153.2	$4,353.0	$4,303.0
Australian Mining Operations		898.6	925.5	3,503.6	3,080.7
Trading and Brokerage Operations		26.2	145.6	199.9	475.1
Other		2.7	5.5	21.0	37.1
Total		$2,016.9	$2,229.8	$8,077.5	$7,895.9

Tons Sold (In Millions)
Midwestern U.S. Mining Operations		6.9	7.6	27.4	29.1
Western U.S. Mining Operations		40.8	46.4	165.2	173.6
Australian Mining Operations		9.7	7.1	33.0	25.3
Trading and Brokerage Operations		5.9	7.0	22.9	21.4
Total (1)		63.3	68.1	248.5	249.4

Revenues per Ton - Mining Operations
Midwestern U.S.		$51.08	$49.45	$51.21	$48.21
Western U.S.		17.98	16.73	17.86	16.72
Total - U.S.		22.78	21.35	22.61	21.23
Australia		92.21	131.46	106.05	121.78

Operating Costs per Ton - Mining Operations (2)
Midwestern U.S.		$35.24	$35.03	$35.63	$34.37
Western U.S.		12.66	11.69	12.82	12.31
Total - U.S.		15.94	14.98	16.07	15.46
Australia		73.47	82.86	77.63	74.57

Gross Margin per Ton - Mining Operations (2)
Midwestern U.S.		$15.84	$14.42	$15.58	$13.84
Western U.S.		5.32	5.04	5.04	4.41
Total - U.S.		6.84	6.37	6.54	5.77
Australia		18.74	48.60	28.42	47.21

Operating Profit per Ton (3)		$3.15	$6.14	$4.43	$6.40

		Quarter Ended		Year Ended
(Dollars in Millions)		Dec. 2012	Dec. 2011	Dec. 2012	Dec. 2011

Adjusted EBITDA - U.S. Mining Operations		$326.1	$343.9	$1,259.8	$1,168.9
Adjusted EBITDA - Australian Mining Operations		181.5	342.1	938.9	1,194.3
Adjusted EBITDA - Trading and Brokerage Operations		10.5	62.4	119.7	197.0
Adjusted EBITDA - Resource Management (4)		10.5	41.3	12.8	67.2
Selling and Administrative Expenses		(66.4)	(85.9)	(268.8)	(268.2)
Acquisition Costs Related to Macarthur Coal Limited		—	(76.1)	—	(85.2)
Other Operating Costs, Net (5)		(54.9)	(43.5)	(225.9)	(151.4)
Adjusted EBITDA		407.3	584.2	1,836.5	2,122.6
Depreciation, Depletion and Amortization		192.7	156.7	663.4	474.3
Asset Retirement Obligation Expenses		13.7	9.3	67.0	52.6
Asset Impairment and Mine Closure Costs	—	921.3	—	929.0	—
Amortization of Basis Difference Related to Equity Affiliates		1.6	—	4.6	—
Operating (Loss) Profit		(722.0)	418.2	172.5	1,595.7
Operating Cash Flows		223.6	442.7	1,515.1	1,633.2
Acquisitions of Property, Plant and Equipment		255.2	300.4	996.7	883.6
Coal Reserve Lease Expenditures		28.6	—	276.5	42.4

(1)
Metallurgical coal sales totaled 4.1 million and 3.3 million tons for the quarters ended Dec. 31, 2012 and 2011, respectively, and 14.1 million and 9.3 million tons for the years ended Dec. 31, 2012 and 2011, respectively.

(2)
Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expenses; selling and administrative expenses; asset impairment and mine closure costs; and certain other costs related to post-mining activities.

(3)	Excludes asset impairment and mine closure costs.
(4)	Includes certain asset sales, property management costs and revenues and coal royalty expense.
(5)	Includes Generation Development and Btu Conversion development costs, costs associated with post-mining activities, loss from equity affiliates and provisions for certain litigation.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets
Dec. 31, 2012 and Dec. 31, 2011

(Dollars in Millions)
	(Unaudited)
	December 31, 2012	December 31, 2011
Cash and Cash Equivalents	$558.8	$799.1
Receivables, Net	737.8	922.5
Inventories	548.4	444.4
Assets from Coal Trading Activities, Net	52.4	44.6
Deferred Income Taxes	128.0	27.3
Other Current Assets	650.6	768.0
Total Current Assets	2,676.0	3,005.9
Net Property, Plant, Equipment and Mine Development	11,801.7	11,251.6
Investments and Other Assets	1,431.8	2,475.5
Total Assets	$15,909.5	$16,733.0

Current Maturities of Debt	$47.8	$101.1
Liabilities from Coal Trading Activities, Net	19.4	10.3
Accounts Payable and Accruals	1,606.9	1,712.3
Total Current Liabilities	1,674.1	1,823.7
Long-Term Debt	6,205.1	6,556.4
Deferred Income Taxes	677.8	523.2
Other Long-Term Liabilities	2,413.7	2,313.9
Total Liabilities	10,970.7	11,217.2
Stockholders' Equity	4,938.8	5,515.8
Total Liabilities and Stockholders' Equity	$15,909.5	$16,733.0

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters Ended Dec. 31, 2012 and 2011 and the Years Ended Dec. 31, 2012 and 2011

(Dollars in Millions, Except Per Share Data)	Quarter Ended		Year Ended
	Dec.	Dec.	Dec.	Dec.
	2012	2011	2012	2011

Adjusted EBITDA	$407.3	$584.2	$1,836.5	$2,122.6
Depreciation, Depletion and Amortization	192.7	156.7	663.4	474.3
Asset Retirement Obligation Expenses	13.7	9.3	67.0	52.6
Amortization of Basis Difference Related to Equity Affiliates	1.6	—	4.6	—
Interest Income	(4.8)	(7.2)	(24.5)	(18.9)
Interest Expense	97.3	79.5	405.6	238.6
Income Tax Provision Before Remeasurement of Foreign Income Tax Accounts
and Tax Benefit Related to Asset Impairment and Mine Closure Costs	402.0	108.4	481.7	364.1
Adjusted (Loss) Income from Continuing Operations (1)	(295.2)	237.5	238.7	1,011.9
Asset Impairment and Mine Closure Costs	921.3	—	929.0	—
Tax Benefit Related to Asset Impairment and Mine Closure Costs	(224.4)	—	(227.3)	—
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	(0.8)	16.0	7.9	(0.9)

(Loss) Income from Continuing Operations, Net of Income Taxes	$(991.3)	$221.5	$(470.9)	$1,012.8

Net Income (Loss) Attributable to Noncontrolling Interests	$3.2	$(28.4)	$10.6	$(11.4)

Diluted EPS - (Loss) Income from Continuing Operations (2)	$(3.73)	$0.92	$(1.80)	$3.77
Asset impairment and Mine Closure Costs, Net of Income Taxes	2.61	—	2.61	—
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	—	0.06	0.03	—
Adjusted Diluted EPS - (Loss) Income from Continuing Operations	$(1.12)	$0.98	$0.84	$3.77

Reconciliation of Non-GAAP Financial Measures - Targets for the Quarter Ending March 31, 2013 (Unaudited)

(Dollars in Millions, Except Per Share Data)	Quarter Ending March 31, 2013
	Targeted Results
	Low	High

Adjusted EBITDA	$200	$270
Depreciation, Depletion and Amortization	160	170
Asset Retirement Obligation Expenses	21	19
Interest Income	(5)	(6)
Interest Expense	102	99
Income Tax Benefit Before Remeasurement of Foreign Income Tax Accounts	(5)	—
Adjusted Loss from Continuing Operations (1)	(73)	(12)
Remeasurement Expense Related to Foreign Income Tax Accounts	—	—
Loss from Continuing Operations, Net of Income Taxes	$(73)	$(12)

Net Loss Attributable to Noncontrolling Interests	$(4)	$—

Diluted EPS - Loss from Continuing Operations (2)	$(0.26)	$(0.04)
Remeasurement Expense Related to Foreign Income Tax Accounts	—	—
Adjusted Diluted EPS - Loss from Continuing Operations	$(0.26)	$(0.04)

(1)	In order to arrive at the numerator used to calculate adjusted diluted EPS, it is necessary to deduct net income (loss) attributable to noncontrolling interests from this amount.
(2)	Reflects (loss) income from continuing operations, net of income taxes less net income (loss) attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.